Exhibit (a)(4)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
DIALYSIS CORPORATION OF AMERICA
at
$11.25 NET PER SHARE
Pursuant to the Offer to Purchase dated April 22, 2010
by
URCHIN MERGER SUB, INC., a Florida corporation
and a wholly owned subsidiary of
U.S. RENAL CARE, INC., a Delaware corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON WEDNESDAY, MAY 19, 2010, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

April 22, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Urchin Merger Sub, Inc., a Florida corporation (“Offeror”) and a wholly owned subsidiary of U.S. Renal Care, Inc., a Delaware corporation, to act as Information Agent in connection with Offeror’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Dialysis Corporation of America, a Florida corporation (“DCA”), at a purchase price of $11.25 per Share, net to the seller in cash, without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 22, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the Internal Revenue Service Form W-9 relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Continental Stock & Trust Company (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. The Agreement and Plan of Merger, dated as of April 13, 2010, by and among Offeror, U.S. Renal Care, Inc., and DCA; and

6. A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section 13 (Conditions to the Offer) of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Wednesday, May 19, 2010, unless the Offer is extended. Except as otherwise described in Section 3 (Withdrawal Rights) of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, if Offeror has not accepted such Shares for payment by June 21, 2010 (60 days after the commencement of the Offer) such Shares may be withdrawn at any time after that date until Offeror accepts Shares for payment.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding materials to their customers. Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you, the agent of Offeror, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

2